UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 40-F/A (Amendment No. 2)
☒ Registration statement pursuant to Section 12 of the Securities Exchange Act of 1934
or
☐ Annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended	Commission File Number
Aya Gold & Silver Inc.
(Exact name of Registrant as specified in its charter)

Canada	1040	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1320 boulevard Graham, suite 132
Mont-Royal, Quebec, Canada, H3P 3C8
(514) 342-1220)
(Address and telephone number of Registrant’s principal executive offices)
Cogency Global Inc.
122 E. 42nd Street, 18th Floor
New York, New York 10168
(212) 947-7200
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies to:
Steven I. Suzzan
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019
(212) 318-3000
Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	AYA	The Nasdaq Stock Market LLC
Securities registered pursuant to Section 12(g) of the Act: None
Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None
For annual reports, indicate by check mark the information filed with this Form:
☐ Annual information form
☐ Audited annual financial statements
Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report: N/A
Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
Yes ☐            No ☒
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files).
Yes ☐           No ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

EXPLANATORY NOTE

Aya Gold & Silver Inc. (the “Registrant”) is a Canadian issuer whose common shares are listed or quoted on the Toronto Stock Exchange (“TSX”) and the OTCQX Best Market and is eligible to file its registration statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 40-F pursuant to the U.S.-Canadian Multijurisdictional Disclosure System. The Registrant is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. Equity securities of the Registrant are accordingly exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act pursuant to Rule 3a12-3.
The Registrant is filing this Amendment No. 2 to the Registration Statement, which was originally filed with the U.S. Securities and Exchange Commission on April 13, 2026 (the “Original Filing”), to file a corrected version of Exhibit 99.10 (AB Form 13-501F1 Participation Fee for Year Ended December 31, 2024), as an incorrect version of such exhibit was inadvertently included with the Original Filing. Other than as expressly set forth herein, this Amendment No. 2 does not, and does not purport to, amend, update, or restate the information in any item of the Registration Statement, as amended, or reflect any events occurring.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

AYA GOLD & SILVER INC.

By:	/s/ Ugo Landry-Tolszczuk
Name: Ugo Landry-Tolszczuk
Title: Chief Financial Officer
Date: April 22, 2026

EXHIBIT INDEX

The following documents are being filed with the SEC as Exhibits to the Registration Statement on Form 40-F/A (Amendment No. 2):

Exhibit No.	Description
99.1**	News Release - dated January 7, 2025
99.2**	News Release - dated January 21, 2025
99.3**	News Release - dated January 23, 2025
99.4**	News Release - dated February 4, 2025
99.5**	News Release - dated February 11, 2025
99.6**	News Release - dated February 24, 2025
99.7**	News Release - dated March 11, 2025
99.8**	News Release - dated March 26, 2025
99.9**	News Release - dated March 28, 2025
99.10*	AB Form 13-501F1 Participation Fee for Year Ended December 31, 2024
99.11**	ON Form 13-502F1 Participation Fee for Year Ended December 31, 2024
99.12**	52-109F1 - Certification of Annual Filings (CEO) - dated Mar 27, 2025
99.13**	52-109F1 - Certification of Annual Filings (CFO) - dated Mar 27, 2025
99.14**	Audited Consolidated Financial Statements for the Years Ended December 31, 2024 and 2023
99.15**	Management’s Discussion and Analysis for the Year Ended December 31, 2024
99.16**	52-109F1 - Certification of Annual Filings (CEO) - dated March 28, 2025
99.17**	52-109F1 - Certification of Annual Filings (CFO) - dated March 28, 2025
99.18**	Annual Information Form for the Year Ended December 31, 2024
99.19**	52-109F1 - Certification of Annual Filings (CEO) - dated March 31, 2025
99.20**	52-109F1 - Certification of Annual Filings (CFO) - dated March 31, 2025
99.21**	News Release - dated March 31, 2025
99.22**	NI 43-101 Technical report - Updated Mineral Resource Estimate of the Boumadine Polymetallic Project, Kingdom of Morocco - dated March 31, 2025
99.23**	News Release - dated April 8, 2024
99.24**	News Release - dated April 8, 2025
99.25**	Notice of the Meeting and Record Date - dated April 9, 2025
99.26**	News Release - dated April 11, 2025
99.27**	News Release - dated April 14, 2025
99.28**	News Release -dated April 16, 2025
99.29**	News Release - dated May 2, 2025
99.30**	News Release - dated May 9, 2025
99.31**	News Release - dated May 12, 2025
99.32**	Management’s Discussion and Analysis for the Quarter Ended March 31, 2025
99.33**	Unaudited Condensed Interim Consolidated Financial Statements for the Three-Month Period ended March 31, 2025 and 2024
99.34**	52-109F2 - Certification of Interim Filings (CEO) - dated May 13, 2025
99.35**	52-109F2 - Certification of Interim Filings (CFO) - dated May 13, 2025
99.36**	News Release - date May 13, 2025
99.37**	News Release - dated May 15, 2025

99.38**	News Release - dated May 21, 2025
99.39**	Annual Statement of Payments - Extractive Sector Transparency Measures Act for the Year Ended 2024 Annual Report
99.40**	News Release - dated June 5, 2025
99.41**	News Release - dated June 10, 2025
99.42**	Final Short Form Base Shelf Prospectus - dated June 10, 2025
99.43**	Decision Document (Final) from AMF - dated June 10, 2025
99.44**	News Release - dated June 11, 2025
99.45**	News Release - dated June 12, 2025
99.46**	Prospectus Supplement - dated June 12, 2025 to the Short Form Base Shelf Prospectus dated June 10, 2025
99.47**	Underwriting Agreements - dated June 12, 2025
99.48**	Preliminary Short Form Prospectus - WKSI Prospectus Exemption Letter to Securities Commissions
99.49**	Short Form Base Shelf Prospectus Offering Term Sheet
99.50**	Short Form Base Shelf Prospectus Offering Upsize Term Sheet
99.51**	News Release – dated June 18, 2025
99.52**	News Release - dated June 20, 2025
99.53**	Form of Proxy with respect to the Annual General Meeting of Shareholders on June 20, 2025
99.54**	Management Information Circular with respect to the Annual General Meeting of Shareholders on June 20, 2025
99.55**	Voting Instruction Form with respect to the Annual General Meeting of Shareholders on June 20, 2025
99.56**	Results of Voting Results for the Annual General Meeting of Shareholders on June 20, 2025
99.57**	News Release - dated June 23, 2025
99.58**	News Release - dated June 25, 2025
99.59**	News Release - dated June 26, 2025
99.60**	News Release – dated July 7, 2025
99.61**	Alternative Monthly Report - dated July 9, 2025
99.62**	News Release - dated July 24, 2025
99.63**	Annual Statement of Payments (Amended) - Extractive Sector Transparency Measures Act - Year Ended 2024 Annual Report
99.64**	News Release - dated August 7, 2025
99.65**	Alternative Monthly Report - dated August 8, 2025
99.66**	Management’s Discussion and Analysis for the Three and Six-Month Periods Ended June 30, 2025 and 2024
99.67**	Unaudited Condensed Interim Consolidated Financial Statements for the Three- and Six-Month Periods ended June 30, 2025 and 2024
99.68**	News Release - dated August 14, 2025
99.69**	52-109F2 - Certification of Interim Filings (CEO) - dated August 14, 2025
99.70**	52-109F2 - Certification of Interim Filings (CFO) - dated August 14, 2025
99.71**	News Release - dated September 9, 2025
99.72**	News Release - dated September 15, 2025
99.73**	News Release - dated September 25, 2025
99.74**	News Release - dated October 15, 2025
99.75**	News Release - dated October 29, 2025
99.76**	News Release - dated November 4, 2025
99.77**	Unaudited Condensed Interim Financial Statements for the Three- and Nine-Month Periods ended September 30, 2025 and 2024

99.78**	Management’s Discussion and Analysis for the Three- and Nine-Month Periods Ended September 30, 2025 and 2024
99.79**	52-109F2 - Certification of Interim Filings (CEO) - dated November 11, 2025
99.80**	52-109F2 - Certification of Interim Filings (CFO) - dated November 11, 2025
99.81**	News Release - dated November 11, 2025
99.82**	News Release - date November 19, 2025
99.83**	News Release - dated November 26, 2025
99.84**	News Release - dated December 9, 2025
99.85**	News Release - dated December 16, 2025
99.86**	NI 43-101 Technical Report - Updated Mineral Resources and Mineral Reserves Estimate of the Zgounder Silver Mine Operation, Kingdom of Morocco - dated December 16, 2025
99.87**	News Release - dated December 18, 2025
99.88**	NI 43-101 Technical Report - Preliminary Economic Assessment for Boumadine Polymetallic Project, Kingdom of Morocco - dated December 18, 2025
99.89**	Certificate of Amalgamation - dated January 1, 2026
99.90**	News Release - dated January 13, 2026
99.91**	News Release - dated January 14, 2026
99.92**	News Release - dated January 20, 2026
99.93**	News Release - dated January 21, 2026
99.94**	News Release - dated January 27, 2026
99.95**	News Release - dated February 18, 2026
99.96**	News Release - dated February 24, 2026
99.97**	News Release - dated March 12, 2026
99.98**	Notice of Meeting and Record Date - dated March 26, 2026
99.99**	News Release - dated March 31, 2026
99.100**	52-109F1 - Certification of Annual Filings (CEO) - dated March 31, 2026
99.101**	52-109F1 - Certification of Annual Filings (CFO) - dated March 31, 2026
99.102**	Annual information Form for the Year Ended December 31, 2025
99.103**	Management’s Discussion and Analysis for the Year and Quarter Ended December 31, 2025 and 2024
99.104**	Audited Consolidated Financial Statements for the Years Ended December 31, 2025 and 2024
99.105**	AB Form 13-501F1 - Participation Fee for the Year Ended December 31, 2025
99.106**	ON Form 13-502F1 - Participation Fee for the Year Ended December 31, 2025
99.107**	Consent of William Stone
99.108**	Consent of Antoine Yassa
99.109**	Consent of Jarita Barry
99.110**	Consent of Fred Brown
99.111**	Consent of Eugene Puritch
99.112**	Consent of David Lalonde
99.113**	Consent of Patrick Pérez
99.114**	Consent of KPMG LLP
99.115**	Consent of Oliver Bertoli
99.116**	Consent of Abraham Whaanga
99.117**	Consent of Honza Catchpole
99.118**	Consent of Raphael Beaudoin
99.119**	Consent of Sebastian Humphrey
99.120**	Consent of David Vilder

99.121**	Consent of Preetham Nayak
99.122**	Consent of Ruan Venter
99.123**	Consent of Zuned Shaikh
99.124**	Consent of Benjamin Berson
99.125**	Consent of Alex Pheiffer
99.126**	Consent of George Papageorgiou
99.127**	Consent of Cortney Palleske
_______________________
*Filed herewith
**Previously Filed